Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Red Lion Strengthens Executive Team with Appointment of Bill Linehan and Promotion of Harry Sladich

SPOKANE, Wash., Feb. 13, 2014 – Red Lion Hotels Corporation (NYSE: RLH) announced today the company is aligning its executive team to further position the company for growth. The company has appointed industry marketing and brand management veteran Bill Linehan as Executive Vice President and Chief Marketing Officer and promoted Harry G. Sladich to Executive Vice President of Hotel Operations and Sales.

“As part of our efforts to increase the velocity of our strategic growth, we are positioning our team to create new synergies,” said Greg T. Mount, President and Chief Executive Officer for Red Lion Hotels Corporation. “This move allows us to optimize our sales and operations efforts under Harry’s direction and, at the same time, improve our brand awareness and hotel revenue technology initiatives using Bill’s expertise.

“Bill brings decades of global marketing and brand positioning experience from some of the largest hotel companies in the world,” said Mount. “His grasp on strategic planning, revenue management and technologies, digital marketing and brand development will be critical to the growth of Red Lion.”

Linehan, who will join the company by March 17, has more than 25 years of hospitality experience, most recently as Chief Marketing Officer and Managing Director at Richfield Hospitality and Sceptre Hospitality Resources, where he led the sales, marketing and resource management activities surrounding the company’s portfolio of hotels and resorts. At Sceptre, Linehan repositioned the company to become a global leader of hotel revenue technologies. Prior to that, he was Vice President of Global Marketing for InterContinental Hotels Group where he established the marketing to re-launch seven IHG brands to the development community. Linehan also previously served as Global Vice President of Marketing, Brand Alignment and Partnerships for Starwood Hotels and Resorts and held sales and marketing positions with both Hyatt and Sheraton.

“Red Lion is a well-known name with tremendous brand equity,” said Linehan. “The team is talented and I look forward to aligning the company’s resources and overarching strategies.”

Effective immediately, the company also promoted Harry G. Sladich to Executive Vice President of Hotel Operations and Sales from Executive Vice President of Sales, Marketing and Distribution.

“This new position for Harry strengthens oversight of our owned and managed hotel portfolio while continuing to deliver national sales to our entire network. It capitalizes on the strength of Harry’s hotel and food and beverage operations experience, as well as his tremendous sales experience,” said Mount. “He will refocus and re-energize the operations at our hotels, accentuating the service culture already in place and ensuring the adoption at the hotels of our Local. Wise. initiative.”

Sladich joined Red Lion Hotels in 2010 and led the company’s new brand image and segmentation. He introduced the brand wide initiative, Local. Wise., which gives associates the opportunity to deliver an authentic insider experience to guests. Sladich is active in industry organizations, serving on the U.S. Travel Association Board of Directors and the Destination & Travel Foundation Board of Trustees.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels located in ten states and one Canadian province. As of February 13, 2014, the company has 54 hotels system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of 52 hotels with 9,014 rooms and 457,222 square feet of meeting space. The Leo Hotel Collection is comprised of two hotels with 3,256 rooms and 241,000 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

Social Media

www.Facebook.com/RedLionHotels

www.Twitter.com/RedLionHotels

www.YouTube.com/RedLionHotels

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2012, and in other documents filed by the company with the Securities and Exchange Commission.

2